UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2007

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-26020 (Commission File Number)	43-1641533 (IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200
DELRAY BEACH, FLORIDA 33445
(Address of principal executive offices, including zip code)

561-805-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

ITEM 3.02 Unregistered Sale of Equity Securities

On June 16, 2007, the stockholders of Applied Digital Solutions, Inc., a Delaware corporation (the “Company”), approved eliminating a $2.3 million cash obligation to Scott R. Silverman, the chairman of the Company’s board of directors and former chief executive officer, by issuing to him an equal value of shares of its common stock, per the terms of an agreement between Mr. Silverman and the Company dated December 5, 2006, and as amended on March 14, 2007 (the “Agreement”).  The $2.3 million obligation arose in connection with Mr. Silverman’s previous employment as the Company’s chief executive officer and Mr. Silverman’s assumption of the position of chief executive officer of VeriChip Corporation, a majority-owned subsidiary of the Company (“VeriChip”).

Per the terms of the Agreement, the Company is obligated to issue Mr. Silverman 1,458,465 shares of its common stock, which was determined based on the average closing price of one (1) share of common stock of the Company for the ten (10) trading days preceding the Company’s election to pay the obligation in shares of its common stock.  The common stock will be price protected through the date on which the registration statement becomes effective, or the date in which the stock should become eligible for trading, if later, such that if the value of the stock is then less than $2.3 million, additional shares of the Company’s common stock will be issued to Mr. Silverman to cover any shortfall.  The common stock shall be restricted (that is, subject to a substantial risk of forfeiture in the event that Mr. Silverman voluntarily resigns as the chairman and chief executive officer of VeriChip on or before December 31, 2008, or in the event that VeriChip terminates its employment agreement with Mr. Silverman for cause in accordance with his VeriChip employment agreement).

The shares of common stock will be issued to Mr. Silverman without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.  The shares shall be registered as soon as practicable, which is anticipated to be approximately six months from the date of issuance of the shares.

 Section 5 - Corporate Governance and Management

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On June 14, 2007, the stockholders of VeriChip approved and adopted the VeriChip 2007 Stock Incentive Plan (the “Plan”), under which employees, including officers and directors, and consultants may receive awards.  Awards under the Plan include incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock performance units, performance shares, cash awards and other stock based awards. The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants, to promote the success of VeriChip’s business and to link participants’ directly to stockholder interests through increased stock ownership.

The Plan may be administered by the Board of Directors or by one or more committees of the Board of Directors (the “Administrator”). Subject to the provisions of the Plan, the

Administrator has the power to determine the terms of each award granted, including the exercise price, the number of shares subject to the award and the exercisability thereof.

The aggregate number of shares of VeriChip common stock that may be subject to awards under the Plan, subject to adjustment upon a change in capitalization, is 1,000,000 shares. Such shares of common stock may be authorized, but unissued, or reacquired shares of common stock. Shares of common stock that were subject to Plan awards that expire or become unexercisable without having been exercised in full shall become available for future awards under the Plan.

A description of the material terms of the Plan was included in VeriChip’s 2007 Proxy Statement, under the caption “Approval and Adoption of the Verichip Corporation 2007 Stock Incentive Plan,” which description is incorporated herein by reference.  The foregoing description of the Plan is qualified in its entirety by reference to the actual terms of the Plan, which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Section 9 - Financial Statements and Exhibits

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	VeriChip Corporation 2007 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED DIGITAL SOLUTIONS, INC.

Dated June 20, 2007	By: /s/ Lorraine M. Breece
Name: Lorraine M. Breece
Title: Senior Vice President and Acting Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	VeriChip Corporation 2007 Stock Incentive Plan